EXHIBIT 99.1
Valuation and Qualifying Accounts
For the Years Ended December 31, 2009, 2008 and 2007
(dollars in millions)

Classification	Balance Beginning of Period	Additions Charged to Revenues, Expense	Deductions Amounts Charged Off-Net		Balance End of Period
Allowance for Doubtful Accounts
Year Ended December 31,
2009	$11.8	$7.2		$(5.6)	$13.4
2008	11.9	1.0		(1.1)	11.8
2007	10.1	2.7		(0.9)	11.9

LIFO Reserve
Year Ended December 31,
2009	$822.4	$(417.2)		$—	$405.2
2008	539.1	283.3		―	822.4
2007	507.9	31.2		―	539.1

Deferred Tax Valuation Allowance
Year Ended December 31,
2009	$16.9	$1.5	$	―	$18.4
2008	18.3	―		(1.4)	16.9
2007	35.5	―		(17.2)	18.3